EXHIBIT 99.1

55 Union Boulevard, P.O. Box 269, Totowa, NJ  07511-0269
(973) 942-1111     Fax (973) 942-9816
www.greatercommunity.com

Greater Community Bancorp (GFLS) Announces $0.145 Cash Dividend and 2.5% Stock Dividend

TOTOWA, NJ, June 19, 2007 – At its regular meeting held on June 19, 2007, the Board of Directors of Greater Community Bancorp (Nasdaq: GFLS) (the ”Company”) declared a quarterly cash dividend of $0.145 per share on the Company’s common stock, payable July 31, 2007 to shareholders of record on July 13, 2007.  The quarterly cash dividend reflects an increase of $0.005 per share compared with the dividend declared in the first quarter of 2007. The Board also declared a 2.5% common stock dividend, payable September 28, 2007 to shareholders of record on September 14, 2007.

About the Company

Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. The Company operates fifteen full-service branches in the northern New Jersey counties of Passaic, Bergen, and Morris through its state-chartered commercial bank subsidiary, Greater Community Bank. Greater Community Bank provides traditional commercial and retail banking services to small businesses and consumers, and operates an equipment leasing and financing subsidiary, Highland Capital Corp. Greater Community Financial, a division of Greater Community Bank, provides a wide range of investment products and services exclusively through Raymond James Financial Services, Inc., member NASD/SIPC. (Securities are not FDIC insured or bank-guaranteed, and are subject to risk and may lose value). The Company offers traditional insurance products through its Greater Community Insurance Services, LLC subsidiary, and also offers title insurance and settlement services through its Greater Community Title, LLC subsidiary and personal income tax return preparation services through its Greater Community Tax Services, LLC subsidiary.  Insurance policies and tax services are not insured by the FDIC or any federal government agency, may lose value, and are not a deposit of or guaranteed by Greater Community Bank or any bank affiliate. For additional information about Greater Community Bancorp and its subsidiaries visit www.greatercommunity.com or call 973-942-1111.

Forward-Looking Statements

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, change in economic climate, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company's business, competitive pressures, changes in accounting, tax or regulatory practices or requirements, resolution of tax reviews, and those risk factors detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT at Greater Community Bancorp:
Anthony M. Bruno, Jr.
973-942-1111 x 1001
anthony.bruno@greatercommunity.com

SOURCE: Greater Community Bancorp